Exhibit 10.1 (h)
b

Amendment to the Agreement

This Amendment to the Agreement (“Amendment”), pertaining to that certain Management Agreement, dated December 22, 2002, by and between Mutiny on the Park, Ltd (“Owner”) and Sonesta Coconut Grove, Inc. (“Operator”) (the “Management Agreement”), is made this October 30, 2006.

Recitals:

A.           Owner has entered into an agreement with Mutiny on the Park Condominium Association, Inc. (“Association”) under which Owner’s share of Hotel Shared Costs will be increased from 5.9018% to 12%, effective January 1, 2007, subject to ratification by the Association prior to December 31, 2006.

B.           Section 13.21(b)(ii) of the Management Agreement provides for an adjustment of the “Owner’s Hotel Shared Cost Portion” (as defined in Section 5.3 of the Management Agreement) in the event that the allocation of “Hotel Shared Costs” (as defined in Section 1.17 of the Management Agreement) is modified as the result of certain circumstances.

NOW THEREFORE, the parties agree as follows:

1.           The agreement reached between the Owner and the Association to modify the allocation of the Hotel Shared Costs shall be deemed to constitute a “Modification Outside of Owner’s Control” as referenced in Section 13.21(b)(ii) of the Agreement.

2.           Both the “Owner’s Return” (as defined in Section 1.28 of the Management Agreement) and the “Owner’s Target Return” (as defined in Section 1.29 of the Management Agreement) shall be deemed reduced by the amount that the Owner’s share of Hotel Shared Costs (12% as of January 1, 2007) exceeds 7.5%.

3. Except as expressly set forth in this Memorandum, all terms and provisions of the Management Agreement remain as stated therein and are hereby ratified and in full force and effect.

4. In the event that the agreement reached between Owner and Association is not ratified by the Association prior to December 31, 2006, this Amendment shall be deemed null and void.

Sonesta Coconut Grove		Mutiny on the Park, Ltd.
/s/	Peter J. Sonnabend	/s/	Ricardo Dunin
Name:	Peter J. Sonnabend	Name:	Ricardo Dunin
Its:	Vice President	Its:	President